Ex. (m)(5)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

October 1, 2008

Board of Trustees

Dryden Index Series Fund

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re: Management Fee Waiver: Dryden Stock Index Fund
 _________________________________________________

To the Board of Trustees:

Effective October 1, 2008, Prudential Investments LLC (“PI”), as the Investment Manager of Dryden Index Series Fund—Dryden Stock Index Fund has contractually agreed through January 31, 2010 to waive such portion of its contractual management fee with respect to the Fund so that the management fee rate will be 0.08%.

Prudential Investments LLC

By:	/s/ Robert F. Gunia

Robert F. Gunia

Executive Vice President